EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                  SIX FLAGS STATEMENT REGARDING NEW YORK STOCK
                           EXCHANGE LISTING STANDARDS

New York, NY - October 2, 2008 -- Six Flags, Inc. (NYSE: SIX) announced today that it is not in compliance with the continued listing standards of the New York Stock Exchange ("NYSE") because the thirty-day average closing price of the Company's common stock was less than $1.00. Under applicable NYSE rules, the Company generally has six months to cure the deficiency. The Company's common stock will remain listed on the NYSE in the interim. If the trading average does not sufficiently improve, the Company intends to consider all available alternatives, including, among other things, a reverse stock split. If the Company decides to cure the deficiency by seeking stockholder approval of a reverse stock split, it must do so no later than the 2009 annual meeting, which is scheduled for May 2009. Failure to be listed on the NYSE does not constitute a default under any of the Company's debt instruments.

Mark Shapiro, President and Chief Executive Officer said: "Many companies are facing challenges in today's volatile economic climate and Six Flags is no exception. As we move closer to the redemption date of our preferred stock instruments in August of next year, uncertainty about the Company's ability to refinance these obligations in light of the overall market conditions has put negative pressure on our stock. We believe that our improved performance and cash flows will be key to repositioning the Company for long-term growth."

The Company reiterated the alternatives it has available to address the August 15, 2009 mandatory redemption of the Preferred Income Equity Redeemable Shares ("PIERS"). Subject to potential Delaware law restrictions on dividends and redemptions, these alternatives include a refinancing, exchange or extension of the PIERS, as well as the use of an uncommitted optional term loan, asset sale proceeds and New Orleans insurance claim proceeds. The Company continues to have discussions with PIERS holders regarding potential PIERS restructuring alternatives.

The Company previously announced that revenues for its third quarter through August 12, 2008 had increased approximately 7.6%, or $23.5 million, over the prior-year period on fewer park operating days. The revenue increase was attributable to attendance growth of 5.1%, or 407,000, to 8.43 million guests and a 2.4%, or $0.92, increase in total revenue per capita to $39.55. However, as also previously released, the Company's full third quarter results will reflect the loss of two full park operating days compared to the prior-year quarter. The Company expects to recover lost attendance from those days in the fourth quarter, including the benefit of a favorable Halloween season calendar with the holiday falling on a Friday this year compared to a Wednesday in 2007.

The Company also announced that, as of September 30, 2008, no amounts were drawn under its $275 million working capital revolving facility (excluding approximately $28.8 million in letters of credit). The Company believes that based on amounts available under this facility, together with available cash, it has ample liquidity to fund its off-season capital expenditures and operating expenses for the 2009 season.

The Company will host a teleconference for analysts at 9:00 EST on November 10, 2008 to announce the Company's third quarter results and performance through October 2008. Participants in the call will include President and Chief Executive Officer, Mark Shapiro, and Executive Vice President and Chief Financial Officer, Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only Web cast on http://investors.sixflags.com/. The Web cast will be archived for one year.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 20 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting-edge, record-shattering roller coasters and appointment programming and special events such as the weekly Summer Concert Series, FrightFest and Holiday in the Park. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics -- families, teens, tweens and thrill seekers alike -- with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, which is available free of charge on Six Flags' website http://www.sixflags.com.

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Media Contact: Sandra Daniels - (212) 652-9360
Investor Relations: William Schmitt - (203) 682-8200